Exhibit 99
VIACOM REPORTS SECOND QUARTER RESULTS
Quarterly Revenues Increased 8%, Driven by Strong Improvements across Filmed Entertainment, Increases in Affiliate Revenues and Continued International Media Networks Growth

Year-to-Date Net Cash Provided by Operating Activities Increased to $405 Million, an Improvement of $121 Million; Free Cash Flow of $310 Million, Up $80 Million
Company Continued Execution of its Strategic Plan

NEW YORK, May 4, 2017 - Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the second quarter of fiscal 2017 ended March 31, 2017.
Bob Bakish, President and Chief Executive Officer, said, “In the second quarter, Viacom delivered continued top-line improvement, with growth in affiliate revenues, international media networks and across every business segment of Paramount Pictures. Additionally, we executed quickly on our strategic plan, making significant organizational changes to better focus and align Viacom’s brand portfolio and ensure strong leadership, including the appointment of Jim Gianopulos to chart a new course at Paramount. We are working diligently to cement Viacom as a partner of choice in the industry, presenting new and reinvigorated brand strategies for our advertisers, producing creative and flexible new opportunities with our distributors and recommitting ourselves to be the home for the world’s best talent.
“Viacom also took significant steps forward on our plan to strengthen our balance sheet, improve our leverage profile and enhance liquidity. Since the end of our first fiscal quarter, we completed a successful hybrid debt offering, redeemed outstanding debt and executed on the sale of non-core assets, including the pending sale of our stake in EPIX. There is a lot of work still to do, but we are making important changes at Viacom, taking substantial strides towards revitalizing our portfolio of brands and returning the company to consistent top-line growth.”
FISCAL YEAR 2017 RESULTS

(in millions, except per share amounts)	Quarter Ended March 31,		B/(W)	Six Months Ended March 31,		B/(W)
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016

GAAP
Revenues	$3,256	$3,001	8%	$6,580	$6,155	7%
Operating income	332	586	(43)	1,038	1,425	(27)
Net earnings attributable to Viacom	121	303	(60)	517	752	(31)
Diluted EPS	0.30	0.76	(61)	1.30	1.89	(31)

Non-GAAP*
Adjusted operating income	$612	$586	4%	$1,360	$1,425	(5)%
Adjusted net earnings attributable to Viacom	317	303	5	730	773	(6)
Adjusted diluted EPS	0.79	0.76	4	1.83	1.94	(6)

* Non-GAAP measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

Revenues in the second fiscal quarter were $3.26 billion, an increase of 8%, or $255 million, compared to the previous year, reflecting gains across all Filmed Entertainment revenue streams, increases in worldwide affiliate revenues, and continued strength in international Media Networks revenues. Operating income decreased 43% to $332 million, and adjusted operating income increased 4% to $612 million. Reported operating income reflects restructuring and programming charges of $280 million resulting from the execution of new strategic initiatives, including the prioritization of six flagship brands: BET, Comedy Central, MTV, Nickelodeon, Nick Jr. and Paramount. Net earnings attributable to Viacom decreased to $121 million, and adjusted net earnings attributable to Viacom increased to $317 million. Diluted earnings per share for the quarter declined to $0.30, and adjusted diluted earnings per share increased to $0.79.
MEDIA NETWORKS
Media Networks revenues increased 1% to $2.39 billion. Excluding foreign exchange, which had a 1-percentage point unfavorable impact, worldwide revenues increased 2%. Domestic revenues declined 2% to $1.92 billion, while international revenues grew 11% to $478 million. Excluding foreign exchange, which had a 7-percentage point unfavorable impact, international revenues increased 18%. The gains in international revenues were driven by growth in Europe and the acquisition of Telefe, which had a 10-percentage point favorable impact.
Affiliate revenues grew 2% to $1.16 billion, with domestic and international affiliate revenues increasing 1% to $975 million and 10% to $181 million, respectively. The growth in domestic revenues principally reflects rate increases, partially offset by a modest decline in subscribers and a decline in revenues from SVOD and other OTT agreements. Excluding foreign exchange, which had a 4-percentage point unfavorable impact, international affiliate revenues increased 14%. The increase in international revenues reflected the impact of rate increases, subscriber growth and new channel launches, as well as higher revenues from SVOD and other OTT agreements. International affiliate growth included a 4-percentage point favorable impact from the acquisition of Telefe.
Advertising revenues decreased 1% to $1.11 billion. Worldwide advertising revenues increased 1%, excluding a 2-percentage point unfavorable impact from foreign exchange. Domestic advertising revenues decreased 4%, driven by higher pricing more than offset by lower impressions. International advertising revenues increased 11%. Excluding foreign exchange, which had an 11-percentage point unfavorable impact, international advertising revenues grew 22%. The gains in international advertising were driven by the acquisition of Telefe, which had a 17-percentage point favorable impact, and continued growth in Europe.
Ancillary revenues remained flat at $129 million in the quarter. Domestic ancillary revenues decreased 8% to $70 million while international ancillary revenues increased 11% to $59 million.
Media Networks reported adjusted operating income was $747 million, a decrease of 7% compared to the second fiscal quarter of 2016. Higher revenues were more than offset by advertising and promotion costs and increased SG&A expenses related to the acquisition of Telefe.
Performance highlights:

•
Nickelodeon achieved year-over-year ratings growth of 6% with kids 6-11 and 5% with kids 2-11. In the quarter, the network also had 10 of the top 10 TV shows with kids 2-11 and 6-11, and four of the top five shows with kids 2-5.

•
Comedy Central’s The Daily Show with Trevor Noah - the number one daily late night show with millennials - delivered its most-watched quarter to date, and digital viewing was up 37% versus the prior year, marking its best quarter ever for digital consumption.

•
In March, Viacom announced programming for the launch of the Paramount Network in 2018. Four original productions (American Woman; Heathers; Waco; and I Am Martin Luther King, Jr.) will premiere in the second fiscal quarter along with new seasons of Lip Sync Battle; Ink Master; and Bar Rescue; and new events from Bellator MMA.

•	VH1 continues its resurgence with a seventh consecutive quarter of year-over-year ratings growth, while TV Land and CMT achieved their best quarterly ratings in three years.

•	Telefe was Argentina's monthly ratings leader in every major time period, while Colors in India co-led primetime ratings across Hindi general entertainment channels in the quarter.

FILMED ENTERTAINMENT
Filmed Entertainment revenues grew 37% to $895 million, reflecting gains in theatrical, licensing, home entertainment and ancillary revenues. Domestic revenues increased 25% to $458 million in the quarter, while international revenues increased 51% to $437 million.
Theatrical revenues rose 10% to $238 million, with revenues from current quarter releases up 73% compared to releases from the second quarter of fiscal 2016. Domestic theatrical revenues decreased 45%, while international theatrical revenues grew 98%, reflecting the strong international performance of xXx: Return of Xander Cage. Foreign exchange had a 3-percentage point favorable impact on international theatrical revenues.
Licensing revenues increased 45% to $347 million in the quarter, primarily driven by Paramount Television production, as well as higher revenues from licensing arrangements with pay television and SVOD distributors. Domestic licensing revenues grew 85%, while international licensing revenues increased 24%.
Home entertainment revenues increased 29% to $198 million in the quarter, reflecting the number and mix of current quarter releases. Domestic and international home entertainment revenues increased 23% and 49% respectively. Foreign exchange had a 5-percentage point unfavorable impact on international home entertainment revenues.
Ancillary revenues increased 149% to $112 million, primarily driven by the sale of a partial copyright interest in certain current year releases related to a film slate financing arrangement. Domestic ancillary revenues increased 158% to $93 million while international ancillary revenues increased 111% to $19 million.
Filmed Entertainment reported an adjusted operating loss of $66 million in the quarter compared to $136 million in the prior year quarter. The improvement principally reflected the various revenue increases, partially offset by higher operating expenses.
Performance highlights:

•
In March, Viacom announced the appointment of industry veteran Jim Gianopulos, as Chairman and CEO of Paramount Pictures, whose responsibilities include the implementation of a new strategic plan for the studio.

•	Paramount achieved significant revenue gains across all of its business units: theatrical, home entertainment, licensing and ancillary.

•	xXx: Return of Xander Cage showed global strength, grossing more than $346 million at the worldwide box office.

•	Paramount Television continues to build on its growing success as a premier content producer, delivering multiple hits including original series 13 Reasons Why and Shooter.

BALANCE SHEET AND LIQUIDITY
At March 31, 2017, total debt outstanding was $12.19 billion, compared with $11.91 billion at September 30, 2016. In the quarter, the Company continued to implement its plan to strengthen its balance sheet, reduce leverage and enhance liquidity, issuing $1.3 billion of hybrid securities, redeeming $1.4 billion of senior notes, and executing on the sale of non-core assets, including the pending sale of our stake in EPIX.
The Company’s cash balance was $671 million at March 31, 2017, an increase from $379 million at September 30, 2016. In the six months, net cash provided by operating activities increased $121 million, or 43%, to $405 million, free cash flow increased $80 million, or 35%, to $310 million and operating free cash flow increased $113 million, or 49%, to $343 million.

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in more than 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Logo, Nicktoons, TeenNick, Channel 5 (UK), Telefe (Argentina) and Paramount Channel, reach over 3.9 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.
For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).
Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the effect of recent changes in management and our board of directors; the ability of our recently-announced strategic initiatives to achieve their operating objectives; the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings and advertising and affiliate revenues; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2016 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig Vice President, Corporate Communications and Corporate Affairs (212) 846-7503 jeremy.zweig@viacom.com	James Bombassei Senior Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com Kareem Chin Vice President, Investor Relations (212) 846-6305 kareem.chin@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
(in millions, except per share amounts)	2017	2016	2017	2016

Revenues	$3,256	$3,001	$6,580	$6,155
Expenses:
Operating	1,944	1,654	3,763	3,247
Selling, general and administrative	748	705	1,449	1,372
Depreciation and amortization	58	56	114	111
Restructuring	174	—	216	—
Total expenses	2,924	2,415	5,542	4,730
Operating income	332	586	1,038	1,425
Interest expense, net	(158)	(155)	(314)	(310)
Equity in net earnings of investee companies	18	35	31	66
Loss on extinguishment of debt	(30)	—	(36)	—
Other items, net	(8)	(6)	1	(4)
Earnings before provision for income taxes	154	460	720	1,177
Provision for income taxes	(26)	(151)	(184)	(407)
Net earnings (Viacom and noncontrolling interests)	128	309	536	770
Net earnings attributable to noncontrolling interests	(7)	(6)	(19)	(18)
Net earnings attributable to Viacom	$121	$303	$517	$752

Basic earnings per share attributable to Viacom	$0.30	$0.76	$1.30	$1.90
Diluted earnings per share attributable to Viacom	$0.30	$0.76	$1.30	$1.89
Weighted average number of common shares outstanding:
Basic	398.2	396.1	397.6	396.4
Diluted	399.5	397.4	398.7	397.9
Dividends declared per share of Class A and Class B common stock	$0.20	$0.40	$0.40	$0.80

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	March 31, 2017	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$671	$379
Receivables, net	3,031	2,712
Inventory, net	918	844
Prepaid and other assets	508	587
Total current assets	5,128	4,522
Property and equipment, net	964	932
Inventory, net	4,058	4,032
Goodwill	11,609	11,400
Intangibles, net	325	315
Other assets	1,258	1,307
Total assets	$23,342	$22,508

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$347	$453
Accrued expenses	791	773
Participants' share and residuals	838	801
Program obligations	716	692
Deferred revenue	382	419
Current portion of debt	18	17
Other liabilities	468	517
Total current liabilities	3,560	3,672
Noncurrent portion of debt	12,171	11,896
Participants' share and residuals	354	358
Program obligations	548	311
Deferred tax liabilities, net	292	381
Other liabilities	1,434	1,349
Redeemable noncontrolling interest	200	211
Commitments and contingencies
Viacom stockholders' equity:
Class A common stock, par value $0.001, 375.0 authorized; 49.4 and 49.4 outstanding, respectively	—	—
Class B common stock, par value $0.001, 5,000.0 authorized; 351.8 and 347.6 outstanding, respectively	—	—
Additional paid-in capital	10,143	10,139
Treasury stock, 395.0 and 399.4 common shares held in treasury, respectively	(20,635)	(20,798)
Retained earnings	15,987	15,628
Accumulated other comprehensive loss	(761)	(692)
Total Viacom stockholders' equity	4,734	4,277
Noncontrolling interests	49	53
Total equity	4,783	4,330
Total liabilities and equity	$23,342	$22,508

VIACOM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
(in millions)	2017	2016
OPERATING ACTIVITIES
Net earnings (Viacom and noncontrolling interests)	$536	$770
Reconciling items:
Depreciation and amortization	114	111
Feature film and program amortization	2,312	2,106
Equity-based compensation	50	52
Equity in net earnings and distributions from investee companies	(5)	(62)
Deferred income taxes	(150)	377
Operating assets and liabilities, net of acquisitions:
Receivables	(199)	52
Production and programming	(2,048)	(2,500)
Accounts payable and other current liabilities	(258)	(508)
Other, net	53	(114)
Net cash provided by operating activities	405	284

INVESTING ACTIVITIES
Acquisitions and investments, net	(343)	(44)
Capital expenditures	(95)	(54)
Proceeds received from grantor trusts	49	—
Sale of marketable securities	108	—
Net cash flow used in investing activities	(281)	(98)

FINANCING ACTIVITIES
Borrowings	2,569	—
Debt repayments	(2,300)	—
Commercial paper	—	250
Purchase of treasury stock	—	(100)
Dividends paid	(159)	(318)
Exercise of stock options	115	3
Other, net	(34)	(43)
Net cash provided by/(used in) financing activities	191	(208)
Effect of exchange rate changes on cash and cash equivalents	(23)	(4)
Net change in cash and cash equivalents	292	(26)
Cash and cash equivalents at beginning of period	379	506
Cash and cash equivalents at end of period	$671	$480

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile our results for the quarter and six months ended March 31, 2017 and the six months ended March 31, 2016 to adjusted results that exclude the impact of certain items identified as affecting comparability. We use consolidated adjusted operating income, adjusted earnings before provision for income taxes, adjusted provision for income taxes, adjusted net earnings attributable to Viacom and adjusted diluted earnings per share ("EPS"), as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, earnings before provision for income taxes, provision for income taxes, net earnings attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies. There were no adjustments to our results for the quarter ended March 31, 2016.

(in millions, except per share amounts)
	Quarter Ended March 31, 2017
	Operating Income	Earnings Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings Attributable to Viacom	Diluted EPS
Reported results (GAAP)	$332	$154	$26	$121	$0.30
Factors Affecting Comparability:
Restructuring and programming charges (2)	280	280	100	180	0.45
Loss on extinguishment of debt (3)	—	30	10	20	0.05
Discrete tax benefit (4)	—	—	4	(4)	(0.01)
Adjusted results (Non-GAAP)	$612	$464	$140	$317	$0.79

	Six Months Ended March 31, 2017
	Operating Income	Earnings Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings Attributable to Viacom	Diluted EPS
Reported results (GAAP)	$1,038	$720	$184	$517	$1.30
Factors Affecting Comparability:
Restructuring and programming charges (2)	322	322	114	208	0.52
Loss on extinguishment of debt (3)	—	36	12	24	0.06
Discrete tax benefit (4)	—	—	19	(19)	(0.05)
Adjusted results (Non-GAAP)	$1,360	$1,078	$329	$730	$1.83

	Six Months Ended March 31, 2016
	Operating Income	Earnings Before Provision for Income Taxes	Provision for Income Taxes (1)	Net Earnings Attributable to Viacom	Diluted EPS
Reported results (GAAP)	$1,425	$1,177	$407	$752	$1.89
Factors Affecting Comparability:
Discrete tax expense (5)	—	—	(21)	21	0.05
Adjusted results (Non-GAAP)	$1,425	$1,177	$386	$773	$1.94

(1) The tax impact has been calculated by applying the tax rates applicable to the adjustments presented.
(2) In connection with strategic initiatives, we recognized pre-tax restructuring and programming charges of $280 million and $322 million in the quarter and six months ended March 31, 2017, respectively. The charges include severance charges of $156 million and $198 million in the quarter and six months ended March 31, 2017, respectively, a non-cash intangible asset impairment charge of $18 million in the quarter and six months resulting from the decision to abandon an international trade name and a programming charge of $106 million in the quarter and six months associated with management’s decision to cease use of certain original and acquired programming in connection with our previously-announced flagship brand strategy.
(3) In 2017, we redeemed $2.3 billion of our senior notes outstanding at a redemption price equal to the sum of the principal amounts and a make-whole amount, together totaling $2.333 billion. As a result of the redemptions, we recognized pre-tax extinguishment losses of $30 million, which included $3 million of unamortized debt discount and issuance fees, and $36 million in the quarter and six months ended March 31, 2017, respectively.
(4) The net discrete tax benefit in the quarter ended March 31, 2017 was related to the release of tax reserves with respect to certain effectively settled tax positions. The net discrete tax benefit in the six months ended March 31, 2017 was principally related to the reversal of a valuation allowance on net operating losses upon receipt of a favorable tax authority ruling, as well as the release of tax reserves with respect to certain effectively settled tax positions.
(5) The net discrete tax expense was principally related to a reduction in qualified production activity tax benefits as a result of retroactively reenacted legislation.

The following table includes a reconciliation of net cash provided by operating activities (GAAP) to free cash flow and operating free cash flow (non-GAAP). We define free cash flow as net cash provided by operating activities minus capital expenditures, plus excess tax benefits from equity-based compensation awards (actual tax deductions in excess of amounts previously recognized, which is included within financing activities in the statement of cash flows), as applicable. We define operating free cash flow as free cash flow, excluding the impact of the cash premium on the extinguishment of debt, as applicable. Free cash flow and operating free cash flow are non-GAAP measures. Management believes the use of these measures provides investors with an important perspective on, in the case of free cash flow, our liquidity, including our ability to service debt and make investments in our businesses, and, in the case of operating free cash flow, our liquidity from ongoing activities.

Reconciliation of net cash provided by operating activities to free cash flow and operating free cash flow (in millions)	Six Months Ended March 31,		Better/ (Worse)
	2017	2016	$
Net cash provided by operating activities (GAAP)	$405	$284	$121
Capital expenditures	(95)	(54)	(41)
Free cash flow (Non-GAAP)	310	230	80
Debt retirement premium	33	—	33
Operating free cash flow (Non-GAAP)	$343	$230	$113